Biogen Idec Media Contact:                Biogen Idec Investor Contacts:
Amanda Galgay                    Ben Strain
Senior Manager, Public Affairs            Senior Manager, Investor Relations
Biogen Idec                         Biogen Idec
Tel: (781) 464-3260                    Tel: (781) 464-2442

Daniel McIntyre                    Claudine Prowse, Ph.D.
Senior Vice President, Public Affairs             Vice President, Investor Relations
Biogen Idec         Biogen Idec
Tel: (781) 464-3260                     Tel: (781) 464-2442

Biogen Idec Total Revenues Increased 10% to $1.4 Billion in First Quarter 2013

-- First Quarter Non-GAAP Diluted EPS Rose 41% and GAAP Diluted EPS Up 43% --

-- TECFIDERA™ (Dimethyl Fumarate) Approved and Launched in the US as a First-Line Oral Treatment for Relapsing Forms of Multiple Sclerosis; EU Approval Pending --

-- Gained Full Strategic, Commercial and Decision-Making Rights to TYSABRI® --

Weston, MA, April 25, 2013 -- Biogen Idec Inc. (NASDAQ: BIIB) today reported first quarter 2013 total revenues of $1.4 billion, an increase of 10% compared to the first quarter of 2012. Non-GAAP diluted EPS for the first quarter of 2013 were $1.97, an increase of 41% over the first quarter of 2012. Non-GAAP net income attributable to Biogen Idec for the first quarter 2013 was $469 million, an increase of 39% versus the first quarter of 2012.

First quarter 2013 GAAP diluted EPS were $1.79, an increase of 43% versus the first quarter of 2012. GAAP net income for the first quarter was $427 million, an increase of 41% versus the first quarter of 2012. A reconciliation of our GAAP to Non-GAAP results is attached to this press release.

Revenue gains were led by the performance of our marketed therapies: AVONEX® (interferon beta-1a) with revenues increasing 13% year-over-year to $746 million; and TYSABRI® (natalizumab) with revenues increasing 9% year-over-year to $312 million. RITUXAN® (rituximab) revenues from our unconsolidated joint business arrangement were $265 million for the quarter, a decrease of 7% from the prior year.

“2013 is off to an exciting start for Biogen Idec and the patients we serve,” said George A. Scangos, Ph.D., Chief Executive Officer. “We achieved several milestones that expand our leadership in supporting people living with MS, including the launch of TECFIDERATM (dimethyl fumarate) in the US, acquisition of full rights and control of TYSABRI and a positive phase 3 trial for PLEGRIDYTM (Peginterferon beta-1a) in the treatment of relapsing-remitting multiple sclerosis.”

“We also are preparing for the potential launches in 2014 of our long-lasting clotting factor therapies for hemophilia, rFVIIIFc and rFIXFc,” he continued. “We believe these therapies have the potential to transform the standard of care for hemophilia patients around the world. Our entire organization is aligned behind our focused mission and executing well in every aspect of the business - from launching new products to advancing our deep early-stage pipeline.”

Other Financial Highlights

•
During the first quarter of 2013, we received updated technical guidance from the IRS concerning our U.S. federal manufacturing deduction related to our unconsolidated joint business. Based on this guidance, we reevaluated our manufacturing deduction and recorded a $33 million benefit, which is net of ancillary federal and state tax effects, related to the years 2005 through 2012, in the first quarter of 2013. We also experienced modest favorability due to the reinstatement of the federal R&D tax credit and the award of a state life science tax credit. As a result, Biogen Idec benefited from low GAAP and non-GAAP tax rates of 13.2% and 14.0%, respectively. These unusually low tax rates benefited our non-GAAP EPS by approximately $0.17 and GAAP EPS by approximately $0.16.

•
Our share of RITUXAN revenues from our unconsolidated joint business was reduced by approximately $42 million during the first quarter of 2013 as a result of damages awarded against Genentech in its arbitration with Hoechst GmbH.

•	Revenues for FAMPYRA® and FUMADERM™ totaled $38 million in the first quarter of 2013, compared to $28 million in the first quarter of 2012.

•	Royalties were $33 million in the first quarter of 2013, an increase of 14% compared to the first quarter of 2012.

•	Corporate partner revenues in the first quarter of 2013 were $22 million, compared to $3 million in the first quarter of 2012.

•
As of March 31, 2013, Biogen Idec had Cash, Cash Equivalents and a Reverse Repurchase Agreement totaling approximately $3.6 billion, of which we used $3.25 billion to fund our acquisition of TYSABRI rights from Elan on April 2, 2013.

•
On April 17, 2013, Standard & Poor's raised Biogen Idec's credit rating to A- from BBB+ reflecting the launch of TECFIDERA, greater TYSABRI revenue due to the close of the transaction with Elan, low leverage and strong and growing cash flow generation.

2013 Financial Guidance

Biogen Idec updated its full year 2013 financial guidance. This guidance consists of the following components:

•	Revenue growth is expected to be approximately 16% to 18%.

•	Cost of Sales is expected to be approximately 13% to 15% of total revenue.

•	R&D expense is expected to be approximately 22% to 23% of total revenue.

•	R&D expense includes up to $75 million earmarked for potential new business development deals.

•	SG&A expense is expected to be approximately 24% to 26% of total revenue.

•	Tax expense is expected to be approximately 22% to 23% of pretax income.

•	Non-GAAP diluted EPS is expected to be between $7.80 and $7.90.

•	GAAP diluted EPS is expected to be between $6.69 and $6.79.

•	Capital expenditures are expected to be in the range of $250 to $270 million.

•	Company anticipates an ending 2013 cash balance greater than $1 billion, of which the majority will be located in the U.S.

Biogen Idec may incur charges, realize gains or experience other events in 2013 that could cause actual results to vary from this guidance.

“In the first quarter, we continued to drive solid performance while making substantial progress moving our late-stage programs towards approvals and launch, said Paul J. Clancy, Executive Vice President and Chief Financial Officer. “Notably, we delivered solid EPS growth, continued to make disciplined R&D investments, focused on building our MS franchise, and were able to increase our outlook for the year. We expect to continue our strong performance throughout 2013.”

Multiple Sclerosis (MS) Franchise Highlights

TECFIDERA (dimethyl fumarate)
The U.S. Food and Drug Administration's (FDA) approved TECFIDERA on March 27, 2013, as a new first-line oral treatment for people living with relapsing forms of MS. TECFIDERA is now available to MS patients across the United States.

On March 22, 2013, the Committee for Medicinal Products for Human Use (CHMP) issued a positive opinion recommending that the European Commission (EC) provide marketing authorization for TECFIDERA in the European Union as a first-line oral treatment for adults with relapsing-remitting multiple sclerosis (RRMS). The EC decision on TECFIDERA is expected in the second quarter of 2013.

On March 19, 2013, the U.S. Patent and Trademark Office issued a patent for the TECFIDERA dosing regimen of 480 mg daily. This patent, which expires in 2028, adds to the growing portfolio of patents covering TECFIDERA. The European Patent Office also recently determined that Biogen Idec's application for a patent covering the same dosing regimen of TECFIDERA is allowable. Once granted, this patent would also expire in 2028.

TYSABRI (natalizumab)
TYSABRI revenues increased 9% year-over-year to $312 million. Global in-market sales of TYSABRI in the first quarter of 2013 were $456 million, an increase of 15% over the first quarter of 2012. The total was comprised of $257 million in U.S. sales and $199 million in sales outside the U.S.

On April 2, 2013, Biogen Idec completed its purchase of Elan's interest in TYSABRI and gained full strategic, commercial and decision-making rights to the product. Biogen Idec used its cash resources to make a payment of $3.25 billion to Elan. Subject to the terms of the agreement with Elan, the Company and Elan will continue to share TYSABRI profits equally through April 30, 2013. Commencing May 1, 2013 and for the first twelve months thereafter, the Company will make future contingent payments to Elan in an amount equal to 12% of global net sales of TYSABRI, and thereafter, Biogen Idec will continue to make contingent payments of 18% on annual global net sales of TYSABRI up to $2.0 billion and 25% on annual global net sales that exceed $2.0 billion. In 2014 only, the $2.0 billion threshold will be pro-rated for the portion of 2014 remaining after the completion of the first twelve months of contingent payments.

On March 18, 2013, Biogen Idec and Elan announced results from several studies of TYSABRI that demonstrate its efficacy compared to other MS treatments, provide additional data supporting anti-JC virus (JCV) antibody status stability, and suggest better outcomes when progressive multifocal leukoencephalopathy (PML) is detected early. These data were presented at the 65th Annual Meeting of the American Academy of Neurology (AAN) held in San Diego, CA in March 2013.

Based on data available to us through the TOUCH® prescribing program and other third-party sources, as of the end of March 2013, the Company estimates that approximately 73,600 patients were on commercial and clinical TYSABRI therapy worldwide, and that cumulatively, approximately 115,400 patients have been treated with TYSABRI in the post-marketing setting.

AVONEX (interferon beta-1a)
AVONEX revenues increased 13% year-over-year to $746 million. AVONEX remains one of the most prescribed treatments for relapsing forms of MS worldwide and continued to gain market share during the first quarter within the injectable segment of the MS market place. The AVONEX PEN® auto-injector, a dosing innovation designed to improve the treatment experience for patients receiving once-a-week AVONEX, has now been commercially launched in 27 countries.

Additional Pipeline Development Highlights

During the first quarter Biogen Idec achieved a number of milestones toward the development of its hemophilia program:

•
In March 2013, Biogen Idec submitted a Biologics License Application (BLA) to the FDA for the marketing approval of recombinant factor VIII Fc fusion protein (rFVIIIFc) for the treatment of hemophilia A. Recombinant FVIIIFc is the first hemophilia A product candidate in a new class of long-lasting clotting factor therapies being developed with the goal of reducing the burden of treatment for this condition.

•
On March 4, 2013, Biogen Idec announced that the FDA accepted the Company's BLA for the marketing approval of recombinant factor IX Fc fusion protein (rFIXFc) for the treatment of hemophilia B and granted the Company a standard review timeline.

•
On February 8, 2013, Biogen Idec and Swedish Orphan Biovitrum (Sobi) released data at the 6th Annual Congress of the European Association for Haemophilia and Allied Disorders (EAHAD) in Warsaw, Poland. Data presented confirmed the ability of investigational rFVIIIFc and rFIXFc to provide long-lasting protection from bleeding with fewer injections than are required with the current standard of care for people with hemophilia.

On January 24, 2013, Biogen Idec announced positive, full first-year results from its two-year pivotal Phase 3 ADVANCE study of PLEGRIDY, the Company's investigational candidate for RRMS. If approved, PLEGRIDY will be dosed once every two weeks and we believe has the potential to be a preferred option in the injectable class of MS treatments. We will be submitting our regulatory applications to the FDA and EMA by mid-2013, for potential approval in 2014.

During March 16 through March 23, 2013, Biogen Idec presented more than 50 company-sponsored platform and poster presentations on data supporting its multiple-marketed and pipeline therapies for neurological diseases at the AAN Annual Meeting in San Diego. Biogen Idec presented notable data on several programs including: TECFIDERA, TYSABRI, AVONEX, PLEGRIDY, daclizumab high-yield process, and anti-LINGO.

On April 4, 2013, Biogen Idec announced results from the daclizumab high-yield process (DAC HYP) SELECT clinical trial were published in an on-line article in The Lancet. SELECT was a Phase 2b registrational study designed to determine the efficacy and safety of DAC HYP in patients with RRMS.

Conference Call and Webcast

The Company's earnings conference call for the first quarter will be broadcast via the internet at 8:00 a.m. EDT on April 25, 2013, and will be accessible through the Investors section of Biogen Idec's homepage, www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the internet at the time of the conference call and will be subsequently available on the website for one month.

About Biogen Idec

Through cutting-edge science and medicine, Biogen Idec discovers, develops and delivers to patients worldwide innovative therapies for the treatment of neurodegenerative diseases, hemophilia and autoimmune disorders. Founded in 1978, Biogen Idec is the world's oldest independent biotechnology company. Patients worldwide benefit from its leading multiple sclerosis therapies, and the Company generates more than $5 billion in annual revenues. For product labeling, press releases and additional information about the Company, please visit www.biogenidec.com.

About AVONEX

AVONEX is one of the most prescribed treatments for relapsing forms of MS worldwide. AVONEX is indicated for the treatment of patients with relapsing forms of MS to slow the accumulation of physical disability and decrease the frequency of clinical exacerbations. Patients with MS in whom efficacy has been demonstrated include patients who have experienced a first clinical episode and have MRI features consistent with MS.

Symptoms of depression, suicidal ideation, or psychosis, and cases of suicide, have been reported with increased frequency with patients receiving AVONEX. Severe hepatic injury, including cases of hepatic failure has been reported rarely in patients. Rare cases of anaphylaxis have been reported. While beta interferons do not have any known direct cardiac toxicity, cases of congestive heart failure, cardiomyopathy, and cardiomyopathy with congestive heart failure have been reported in patients without known predisposition. Decreased peripheral blood counts have been reported from postmarketing experience. Seizures have been reported in patients using AVONEX, including patients with no prior history of seizure. Autoimmune disorders of multiple target organs have been reported. Routine periodic blood chemistry, hematology, liver function, and thyroid function tests are recommended. There are no adequate and well-controlled studies in pregnant women. AVONEX should be used during pregnancy only if the potential benefit justifies the potential risk to the fetus. The most common side effects associated with AVONEX treatment are flu-like symptoms, including chills, fever, myalgia, and asthenia.

For additional important safety information, and the full United States prescribing information, please see www.AVONEX.com.

About TYSABRI

TYSABRI is approved in more than 65 countries. TYSABRI is approved in the United States as a monotherapy for relapsing forms of MS, generally for patients who have had an inadequate response to, or are unable to tolerate, an alternative MS therapy due to the risk of progressive multifocal leukoencephalopathy (PML). In the European Union, it is approved for highly active RRMS in adult patients who have failed to respond to beta interferon or have rapidly evolving, severe RRMS.

TYSABRI has advanced the treatment of MS patients with its established efficacy. Data from the Phase 3 AFFIRM trial, which was published in the New England Journal of Medicine, showed that after two years, TYSABRI treatment led to a 68 percent relative reduction (p<0.001) in the annualized relapse rate when compared with placebo and reduced the relative risk of disability progression by 42-54 percent (p<0.001).

TYSABRI increases the risk of PML, an opportunistic viral infection of the brain which usually leads to death or severe disability. Infection by the JC virus (JCV) is required for the development of PML and patients who are anti-JCV antibody positive have a higher risk of developing PML. Factors that increase the risk of PML are presence of anti-JCV antibodies, prior immunosuppressant use, and longer TYSABRI treatment duration. Patients who have all three risk factors have the highest risk of developing PML. Other serious adverse events that have occurred in TYSABRI-treated patients include hypersensitivity reactions (e.g., anaphylaxis) and infections, including opportunistic and other atypical infections. Clinically significant liver injury has also been reported in the post-marketing setting. A list of adverse events can be found in the full TYSABRI product labeling for each country where it is approved.

For additional important safety information, and the full TYSABRI prescribing information, please see www.TYSABRI.com.

About TECFIDERA

TECFIDERA delayed-release capsules are indicated for the treatment of patients with relapsing forms of MS. TECFIDERA has been proven to reduce MS relapses, progression of disability and MS brain lesions. The efficacy and safety of TECFIDERA has been studied in a large, global clinical program with more than 3,600 MS patients, which includes an ongoing long-term extension study. It is believed that TECFIDERA provides a new approach to treating MS by activating the Nrf2 pathway, although its exact mechanism of action is unknown. This pathway provides a way for cells in the body to defend themselves against inflammation and oxidative stress caused by conditions like MS.

The most common adverse reactions for TECFIDERA were flushing, mostly mild to moderate in nature, and GI events (i.e., diarrhea, nausea, abdominal pain). These events are most common at the start of therapy and usually decrease over time.

TECFIDERA may decrease lymphocyte counts. Before starting treatment with TECFIDERA, a recent CBC (i.e., within six months) should be available. A CBC is recommended annually and as clinically indicated.

There are no adequate and well-controlled studies in pregnant women. TECFIDERA should be used during pregnancy only if the potential benefit justifies the potential risk to the fetus.

For additional important safety information, and the full TECFIDERA prescribing information, please see www.TECFIDERA.com.

Safe Harbor

This press release contains forward-looking statements, including statements about potential product launches, 2013 financial guidance, growth prospects, regulatory submissions and agency actions, and the development, commercialization and therapeutic impact of new and potential treatments. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. You should not place undue reliance on these statements.

These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including our dependence on our three principal products, AVONEX, TYSABRI and RITUXAN, the importance of TYSABRI's sales growth, uncertainty of success in executing our commercial launch of TECFIDERA, uncertainty of success in commercializing and developing other products, product competition, the occurrence of adverse safety events with our products, changes in the availability of reimbursement for our products, adverse market and economic conditions, our dependence on collaborations and other third parties over which we may not always have full control, problems with our manufacturing processes and our reliance on third parties, failure to comply with government regulation, our ability to protect our intellectual property rights and have sufficient rights to market our products together with the cost of doing so, the risks of doing business internationally, failure to manage our growth and execute our growth initiatives, charges and other costs relating to our properties, fluctuations in our effective tax rate, our ability to attract and retain qualified personnel, product liability claims, fluctuations in our operating results, the market, interest and credit risks associated with our portfolio of marketable securities, environmental risks, change of control provisions in our collaborations and the other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the SEC.

These statements are based on our current beliefs and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.

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TABLE 1
Biogen Idec Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share amounts)

	For the Three Months
	Ended March 31,
	2013	2012
Revenues:
Product, net	$1,095,779	$975,488
Unconsolidated joint business	264,606	284,552
Royalty	32,820	28,800
Corporate partner	21,891	3,174
Total revenues	1,415,096	1,292,014
Cost and expenses:
Cost of sales, excluding amortization of acquired intangible assets	133,749	133,197
Research and development	284,340	355,962
Selling, general and administrative	352,598	300,089
Collaboration profit sharing	85,357	85,894
Amortization of acquired intangible assets	51,301	45,961
Fair value adjustment of contingent consideration	2,277	1,258
Restructuring charge	—	283
Total cost and expenses	909,622	922,644
Gain on sale of rights	5,051	—
Income from operations	510,525	369,370
Other income (expense), net	(14,457)	15,144
Income before income tax expense and equity in loss of investee, net of tax	496,068	384,514
Income tax expense	65,508	82,148
Equity in loss of investee, net of tax	3,811	—
Net income	426,749	302,366
Net loss attributable to non-controlling interests, net of tax	—	(295)
Net income attributable to Biogen Idec Inc.	$426,749	$302,661

Net income per share:
Basic earnings per share attributable to Biogen Idec Inc.	$1.80	$1.26
Diluted earnings per share attributable to Biogen Idec Inc.	$1.79	$1.25

Weighted-average shares used in calculating:
Basic earnings per share attributable to Biogen Idec Inc.	236,837	239,754
Diluted earnings per share attributable to Biogen Idec Inc.	238,304	241,828

TABLE 2
Biogen Idec Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	As of	As of
	March 31,	December 31,
	2013	2012
ASSETS
Cash, cash equivalents, reverse repurchase agreements and marketable securities	$3,631,302	$1,705,710
Accounts receivable, net	753,611	686,848
Inventory	506,557	447,373
Other current assets	437,368	404,406
Total current assets	5,328,838	3,244,337
Marketable securities	—	2,036,658
Property, plant and equipment, net	1,736,811	1,742,226
Intangible assets, net	1,581,511	1,631,547
Goodwill	1,210,718	1,201,296
Investments and other assets	306,839	274,054
TOTAL ASSETS	$10,164,717	$10,130,118

LIABILITIES AND EQUITY
Current portion of notes payable and line of credit	$203,317	$453,379
Other current liabilities	1,078,345	1,204,010
Long-term deferred tax liability	156,667	217,272
Notes payable and other financing arrangements	711,831	687,396
Other long-term liabilities	674,951	604,266
Equity	7,339,606	6,963,795
TOTAL LIABILITIES AND EQUITY	$10,164,717	$10,130,118

TABLE 3
Biogen Idec Inc. and Subsidiaries
GAAP to Non-GAAP Reconciliation: Net Income and Net Income Per Share
(unaudited, in millions, except per share amounts)

	For the Three Months
	Ended March 31,
	2013	2012
EARNINGS PER SHARE
GAAP earnings per share - Diluted	$1.79	$1.25
Adjustments to net income attributable to Biogen Idec Inc. (as detailed below)	0.18	0.15
Non-GAAP earnings per share - Diluted	$1.97	$1.40

An itemized reconciliation between net income attributable to Biogen Idec Inc. on a GAAP basis and net income attributable to Biogen Idec Inc. on a non-GAAP basis is as follows:

GAAP net income attributable to Biogen Idec Inc.	$426.7	$302.7
Adjustments:
Amortization of acquired intangible assets	48.6	43.3
Fair value adjustment of contingent consideration	2.3	1.3
SG&A: Stock option expense	1.9	0.4
R&D: Stock option expense	1.6	1.0
R&D: Restructuring and other	—	1.3
2010 Restructuring initiatives	—	0.3
Non-controlling interests	—	(0.3)
Income tax effect related to reconciling items	(11.7)	(11.6)
Non-GAAP net income attributable to Biogen Idec Inc.	$469.4	$338.4

2013 Full Year Guidance GAAP to non-GAAP adjustments

An itemized reconciliation between projected EPS on a GAAP basis and on a non-GAAP basis is as follows:

	$	Shares	Diluted EPS
Projected GAAP net income attributable to Biogen Idec Inc.	$1,608	239	$6.74
Adjustments:
Stock option expense	8
Restructuring and other	—
Amortization of acquired intangible assets	314
Fair value adjustment of contingent consideration	16
Income tax expense: Income tax effect related to reconciling items	(73)
Projected Non-GAAP net income attributable to Biogen Idec Inc.	$1,872	239	$7.85

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered “non-GAAP” financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides additional insight into the ongoing economics of our business and reflects how we manage our business internally, set operational goals and forms the basis of our management incentive programs. These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Idec Inc. and diluted earnings per share.

Our “Non-GAAP net income attributable to Biogen Idec Inc.” and “Non-GAAP earnings per share - Diluted” financial measures exclude the following items from GAAP net income attributable to Biogen Idec Inc. and diluted earnings per share:

1. Purchase accounting and merger-related adjustments.

We exclude certain purchase accounting related items associated with the acquistion of businesses, assets and amounts in relation to the consolidation of variable interest entities for which we are the primary beneficiary. These adjustments include charges for in-process research and development, the amortization of certain acquired intangible assets and adjustments to the fair value of our contingent consideration obligations. The exclusion of these charges provides management and investors with a supplemental measure of performance which the Company believes better reflects the underlying economics of the business.

2. Stock option expense recorded in accordance with the accounting standard for share-based payments.

We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business.

3. Other items.

We evaluate other items on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis. We also include an adjustment to reflect the related tax effect of all reconciling items within our reconciliation of our GAAP to Non-GAAP net income attributable to Biogen Idec Inc.

TABLE 4
Biogen Idec Inc. and Subsidiaries
Product Revenues
(unaudited, in thousands)

	For the Three Months
	Ended March 31,
	2013	2012
PRODUCT REVENUES
AVONEX®	$746,098	$661,620
TYSABRI®	312,170	285,532
FAMPYRA®	23,203	15,040
FUMADERM®	14,308	13,296
Total product revenues	$1,095,779	$975,488